EXHIBIT 14. CODE OF ETHICS


                      JUNIATA VALLEY FINANCIAL CORPORATION
                                       AND
                               JUNIATA VALLEY BANK
                               ("JUNIATA VALLEY")


                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
                  --------------------------------------------

     It is the policy of Juniata Valley that its employees, directors, and agents are held to the highest standards of honest and ethical conduct when conducting the affairs of Juniata Valley. Because the equity shares of Juniata Valley Financial Corporation are publicly traded, senior financial officers* of Juniata Valley are held to an especially high set of ethical standards, which are further described below. Senior financial officers of Juniata Valley will not commit acts contrary to these standards of ethical conduct nor shall they condone the commission of such acts by others within the Juniata Valley organization.

     A. GENERAL STANDARDS OF ETHICAL BEHAVIOR
        -------------------------------------

     Senior financial officers will:

     1. Conduct their personal and professional affairs in a way that avoids both real and apparent conflicts of interest between their interests and the interests of Juniata Valley and report to the CEO or, in the case of the CEO, the Chairman of the Board any material transaction or relationship that could be expected to give rise to a conflict.

     2. Refrain from engaging in any activity that would compromise their professional ethics or otherwise prejudice their ability to carry out their duties to Juniata Valley.

     3. Communicate to executive management of Juniata Valley and to accountants engaged in financial audits of Juniata Valley, all relevant unfavorable as well as favorable information and professional judgments or opinions.

     4. Encourage open communication and full disclosure of financial information by providing a well understood process under which management is kept informed of financial information of importance, including any departures from sound policy, practice, and accounting norms.

     5. Ensure that all relevant staff members understand Juniata Valley's open communication and full disclosure standards and processes.

     6. Refrain from disclosing confidential information acquired in the course of their work except where authorized, unless legally obligated to do so.

     7. Inform subordinates, as appropriate, regarding the confidentiality of information acquired in the course of their work and monitor, as needed, to ensure that subordinates maintain that confidentiality.

     8. Refrain from using or appearing to use confidential information acquired in the course of their work for unethical or illegal advantage, either personally or indirectly through others.

     B. STANDARDS REGARDING FINANCIAL RECORDS AND REPORTING
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     Senior financial officers will:

     1. Establish appropriate systems and procedures to ensure that business transactions are recorded on Juniata Valley's books in accordance with Generally Accepted Accounting Principals, established company policy, and appropriate regulatory pronouncements and guidelines.

     2. Establish appropriate polices and procedures for the protection and retention of accounting records and information as required by applicable law, regulation, or regulatory guidelines.

     3. Establish and administer financial accounting controls that are appropriate to ensure the integrity of the financial reporting process and the availability of timely, relevant information and the safe, sound, and profitable operation of Juniata Valley.

     4. Completely disclose all relevant information reasonably expected to be needed by Juniata Valley's regulatory examiners and internal and external auditors for the full, complete, and successful discharge of their duties and responsibilities.

     C. REPORTING OF CODE VIOLATIONS OR VARIATIONS
        ------------------------------------------

     Immediately upon discovery of any violation of this Code of Ethics, the insider trading policy or the conflicts of interest policy, senior financial officers will report the violation to the CEO or, in the case of violations by the CEO, to the Chairman of the Audit Committee of the Board of Directors. There shall be no retaliation against a senior financial officer for making such a report.

     To the extent required by SEC regulations, changes to and waivers of the Code will be reported to Juniata Valley's shareholders.

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     D. ACCOUNTABILITY FOR ADHERENCE TO THE CODE
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     Violations of the Code will result in appropriate disciplinary action, as determined by the CEO and the Audit Committee of the Board (except for violations by the CEO, for which the Audit Committee shall determine the appropriate disciplinary action). Such action may include dismissal from employment, fines or a suspension of the officer's duties, or any combination thereof.

     E. RELATIONSHIP TO OTHER COMPANY POLICIES
        --------------------------------------

     Juniata Valley has also adopted an insider trading policy and a conflicts of interest policy which are applicable to all employees, including senior financial officers. This Code of Ethics is intended to supplement, not replace, those policies.

*Defined as the chief executive officer ("CEO"), chief financial officer, chief accounting officer, controller, or any person serving in an equivalent position regardless of whether or not they are designated as executive officers for Regulation O purposes.